ENERGEN CORPORATION                                                   EXHIBIT 12
Computation of Ratio of Earnings to Fixed Charges
(In Thousands, Except for Ratios)


                                                 Nine Months                  Years Ended September 30,
                                                    Ended
                                                June 30, 1996     1995         1994         1993         1992         1991
                                                -------------     ------       ------       ------       ------       ------
Earnings, as defined:

  Income from continuing operations
    before provision for income taxes  . . . .    $   34,467   $   22,989   $   30,362   $   21,489   $   16,069   $   14,469

Add:
  Interest, net of amounts capitalized (1) . .         9,926       11,818       11,345       10,605       10,415        9,867
  Dividends on preferred stock of subsidiary .             0            0            0           70           85           85
                                                  ----------   ----------   ----------   ----------   ----------   ----------

Total earnings, as defined . . . . . . . . . .    $   44,393   $   34,807   $   41,707   $   32,164   $   26,569   $   24,421
                                                  ==========   ==========   ==========   ==========   ==========   ==========

Fixed charges, as defined:

  Interest (1) . . . . . . . . . . . . . . . .    $    9,926   $   11,818   $   11,345   $   10,605   $   10,476   $   10,611
  Dividends on preferred stock of subsidiary .             0            0            0           70           85           85
                                                  ----------   ----------   ----------   ----------   ----------   ----------

Total fixed charges, as defined  . . . . . . .    $    9,926   $   11,818   $   11,345   $   10,675   $   10,561   $   10,696
                                                  ==========   ==========   ==========   ==========   ==========   ==========

Ratio of earnings to fixed charges . . . . . .          4.47         2.95         3.68         3.01         2.52         2.28
                                                  ==========   ==========   ==========   ==========   ==========   ==========


(1)  Includes amortization of debt and discount expense.